UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 9, 2021

Superior Energy Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34037	75-2379388
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1001 Louisiana Street, Suite 2900

Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

(713) 654-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
NONE	NONE	NONE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 9, 2021, A. Patrick Bernard, a named executive officer of Superior Energy Services, Inc. (the “Company”), and the Company mutually agreed that Mr. Bernard will retire from his position as the Company’s Executive Vice President, effective March 31, 2023. On September 9, 2021, Mr. Bernard was also assigned to serve as President of the Company’s International segment in connection with the transitioning of Mr. Bernard’s duties, in accordance with the terms of the Transition and Retirement Agreement (as defined below).

In connection with his retirement, Mr. Bernard entered into a Transition and Retirement Agreement with the Company on September 9, 2021 (the “Transition and Retirement Agreement”), which was approved by the Board of Directors of the Company. Pursuant to the terms of the Transition and Retirement Agreement, Mr. Bernard will continue to serve with the Company through the first to occur of March 31, 2023 or his earlier termination of employment. Mr. Bernard’s separation from the Company will deemed to be a termination without Cause under section 5(a)(iv) of his employment agreement with the Company, effective June 15, 2013 (“Employment Agreement”), a composite form of which was previously filed with the Securities and Exchange Commission (“SEC”) and is incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on December 18, 2012. Between September 9, 2021 and March 31, 2023, Mr. Bernard will be paid an amount based on his current annualized base salary of $400,000 (increased as of July 1, 2021 from his previous base of $302,400) bi-weekly, and Mr. Bernard and his family will remain eligible for continued participation in all medical and other welfare benefit plans generally available to the Company’s executive officers. Following March 31, 2023 (or earlier retirement date, if applicable), pursuant to governing law and independent of the Transition and Retirement Agreement, Mr. Bernard may elect COBRA benefit continuation coverage.

Unless earlier terminated, on March 31, 2023, Mr. Bernard will be entitled to, among other things, the severance payments set forth in section 6(c) of his Employment Agreement. Mr. Bernard’s severance payments include a payment equal to two times the sum of the applicable base salary then in effect and the applicable target bonus in the Company’s annual incentive plan for that fiscal year. Under the terms of the Transition and Retirement Agreement, Mr. Bernard has agreed to release the Company from various claims and agrees not to sue the Company for those claims, subject to certain exceptions required by applicable law.

If Mr. Bernard resigns or is terminated for Cause or breach of the Transition and Retirement Agreement, in each case prior to March 31, 2023, Mr. Bernard’s employment with the Company will terminate as of such date, and he will not be entitled to receive the severance payments and benefits provided under his Employment Agreement.

The foregoing description of the Transition and Retirement Agreement is qualified in its entirety by reference to the full text of the Transition and Retirement Agreement, which is filed herewith as Exhibit 10.1 and incorporated by reference.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Transition and Retirement Agreement between A. Patrick Bernard and Superior Energy Services, Inc., dated September 9, 2021.

104	CoverPage Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Superior Energy Services, Inc.

Date: September 13, 2021	By:	/s/ Blaine D. Edwards
Blaine D. Edwards
Executive Vice President and General Counsel